SUB-ITEM 77D

The Board of Trustees of the MFS Strategic Income Portfolio and MFS High Yield Portfolio (each a "Fund"), each a series of MFS Variable Insurance Trust II, approved investing some or all of each Fund's assets currently invested in high income debt instruments in MFS High Yield Pooled Portfolio, a mutual fund advised by MFS that normally invests at least 80% of its assets in high income debt instruments (the "High Yield Pooled Portfolio"), as described in the supplement, dated June 28, 2012, to each Fund's then current prospectus, as filed with the Securities and Exchange Commission via EDGAR on June 28, 2012, under Rule 497 under the Securities Act of 1933, and as described in the supplement dated November 1, 2012, to the MFS High Yield Portfolio's then current prospectus and Summary Prospectus dated April 29, 2012, as amended November 1, 2012, each as filed with the SEC via EDGAR on November 1, 2012, under Rule 497 under the Securities Act of 1933. Such description is hereby incorporated by reference.